As filed with the Securities and Exchange Commission on April 28, 2009
Registration No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-2481903
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1450 Broadway New York, New York 10018
Telephone: (212) 730-0030
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Neil Cole, Chief Executive Officer
Iconix Brand Group, Inc.
1450 Broadway
New York, New York 10018
Telephone: (212) 730-0030
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ethan Seer, Esq.
Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
Telephone: (212) 885-5393
Facsimile: (212) 885-5001

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as practicable on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒

Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)

Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $.001 per share(1)	707,547	(2)(3)	$11.56	(4)	$8,179,243	(4)	$456.40	(4)

(1)
All of the shares of common stock being registered hereby are being offered for the account of a selling stockholder who acquired such shares in a private transaction.  Except as set forth in the footnotes below, no other shares of the registrant’s common stock are being registered pursuant to this registration statement.

(2)	Includes preferred share purchase rights. Prior to the occurrence of certain events, the preferred share purchase rights will not be evidenced separately from the common stock.

(3)
Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered such additional shares as may be offered or issued to the selling stockholders to prevent dilution resulting from stock dividends, stock splits or similar transactions.

(4)
Estimated solely for the purpose of calculating the registration fee.  Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of the high and low prices, as reported by NASDAQ, for the registrant’s common stock on  April  21, 2009.

PROSPECTUS

ICONIX BRAND GROUP, INC.

707,547 shares of common stock

The selling stockholder listed on page 14 of this prospectus is offering for resale up to 707,547 shares of the common stock of Iconix Brand Group, Inc.  The common stock may be offered from time to time by the selling stockholder through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the “Plan of Distribution.”

We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder.

Our common stock is listed on the Nasdaq Global Market under the symbol “ICON”  On April 27, 2009, the last sale price of our common stock as reported by Nasdaq was $ 12.45 per share.

Investing in our common stock involves a high degree of risk. For more information, see “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2009

Table of Contents

SUMMARY

About Iconix Brand Group, Inc.

We are a brand management company engaged in licensing, marketing and providing trend direction for our portfolio of owned consumer brands.  We currently own 17 brands: Candie's®, Bongo®, Badgley Mischka®, Joe Boxer®, Rampage®, Mudd®, London Fog®, Mossimo®, Ocean Pacific®/OP®, Danskin®, Rocawear®, Cannon®, Royal Velvet®, Fieldcrest®, Charisma®, Starter® and Waverly®.  We license our brands to leading retailers, herein referred to as direct-to-retail, wholesalers and suppliers for use across a wide range of product categories, including apparel, footwear, sportswear, fashion accessories, home products and décor, and  beauty and fragrance. In addition, Scion LLC, a joint venture in which we have a 50% investment, owns the Artful Dodger™ brand.  Our brands are sold across a variety of distribution channels, from the mass tier to the luxury market. We support our brands with innovative advertising and promotional campaigns designed to increase brand awareness, and provides our licensees with coordinated trend direction to enhance product appeal and help maintain and build brand integrity.

We were incorporated under the laws of the state of Delaware in 1978. Our principal executive offices are located at 1450 Broadway, New York, New York 10018 and our telephone number is (212) 730-0300. Our web site address, which we have included in this document as an inactive textural reference only, is www.iconixbrand.com. The information on our web site does not constitute part of this prospectus

About the offering and this prospectus

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC with respect to the resale of up to 707,547 shares of our common stock on behalf of the selling stockholder(s) named in this prospectus. The selling stockholder(s) identified in this prospectus or in a supplement to this prospectus may from time to time use this prospectus to offer and sell, in one or more transactions, the shares of our common stock listed for sale opposite their respective names. We will not receive any proceeds from the resale by any selling stockholder of the shares of common stock.

You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is not an offer to sell nor is it a solicitation of an offer to buy any security in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus or incorporated by reference herein is correct as of any time subsequent to its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Except where the context requires otherwise, references in this prospectus to the “Company,” “Iconix,” “we,” “us” and “our” refer to the combined business of Iconix Brand Group, Inc., a Delaware corporation, and all of its subsidiaries.

This prospectus and the documents incorporated by reference into this prospectus include trademarks, service marks and trade names owned by us or others.  Candie’s®, Bongo®, Joe Boxer®, Rampage®, Mudd® and London Fog® are the registered trademarks of our wholly-owned subsidiary, IP Holdings LLC, or IP Holdings; Badgley Mischka® is the registered trademark of our wholly-owned subsidiary, Badgley Mischka Licensing LLC; Mossimo® is the registered trademark of our wholly-owned subsidiary, Mossimo Holdings LLC; Ocean Pacific® and OP® are the registered trademarks of our wholly-owned subsidiary, OP Holdings LLC; Danskin®, Danskin Now®, Rocawear®, Starter® and Waverly® are the registered trademarks of our wholly-owned subsidiary, Studio IP Holdings LLC; and Cannon®, Royal Velvet®, Fieldcrest® and Charisma® are the registered trademarks of our wholly-owned subsidiary, Official-Pillowtex LLC.  Each of the other trademarks, trade names or service marks of other companies appearing in this prospectus or information incorporated by reference into this prospectus is the property of its respective owner.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that we believe are “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995 and are intended to enjoy protection of the safe harbor for forward-looking statements provided by that Act.  These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry.  Forward-looking statements include statements regarding our future financial position, performance and achievements, business strategy, and plans and objectives of management for future operations.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “will,” “could,” “estimate,” “project,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “plan,” “seek,” “expect,” “future” and “intend” or the negative of these terms or other comparable expressions which are intended to identify forward-looking statements.  These statements are only predictions and are not guarantees of future performance.  They are subject to known and unknown risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause our actual results to differ materially from those expressed or forecasted in, or implied by, the forward-looking statements.  In evaluating these forward-looking statements, you should carefully consider the risks and uncertainties described in “Risk Factors” below and elsewhere in this prospectus, including in documents incorporated by reference herein, and those described in any applicable prospectus supplement.  Given  these uncertainties, you should not place undue reliance on these forward-looking statements.  In addition, these forward-looking statements reflect our view only as of the date they are made.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

RISK FACTORS

Any investment in shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with all the other information contained, or incorporated by reference, in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition, operating results and future growth prospects could be materially and adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our financial condition.  Any adverse effect on our business, financial condition or operating results could result in a decline in the trading price of our common stock and your loss of all or part of your investment.

We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could impact our operations. The following highlights some of the factors that have affected, and in the future, could affect our operations:

The failure of our licensees to adequately produce, market and sell products bearing our brand names in their license categories or to pay their obligations under their license agreements could result in a decline in our results of operations.

Our revenues are almost entirely dependent on royalty payments made to us under our licensing agreements. Although the licensing agreements for our brands usually require the advance payment to us of a portion of the licensing fees and in most cases provide for guaranteed minimum royalty payments to us, the failure of our licensees to satisfy their obligations under these agreements or their inability to operate successfully or at all, could result in their breach and/or the early termination of such agreements, their non-renewal of such agreements or our decision to amend such agreements to reduce the guaranteed minimums due thereunder, thereby eliminating some or all of that stream of revenue. Moreover, during the terms of the license agreements, we are substantially dependent upon the abilities of our licensees to maintain the quality and marketability of the products bearing our trademarks, as their failure to do so could materially tarnish our brands, thereby harming our future growth and prospects. In addition, the failure of our licensees to meet their production, manufacturing and distribution requirements could cause a decline in their sales and potentially decrease the amount of royalty payments (over and above the guaranteed minimums) due to us. A weak economy or softness in the apparel and retail sectors could exacerbate this risk. This, in turn, could decrease our potential revenues. Moreover, the concurrent failure by several of our material licensees to meet their financial obligations to us could jeopardize our ability to meet the debt service coverage ratios required in connection with our senior secured term loan facility, herein referred to as our term loan facility, and the asset-backed notes issued by our subsidiary IP Holdings, herein referred to as our asset-backed notes, and/or our ability or IP Holdings’ ability to make required payments with respect to such indebtedness. The failure to meet such debt service coverage ratios or to make such required payments would, with respect to our term loan facility, give the lenders thereunder the right to foreclose on the Ocean Pacific/OP, Danskin, Rocawear, Mossimo, Starter and Waverly trademarks, the trademarks acquired by us in the Official-Pillowtex acquisition and other related intellectual property assets securing the debt outstanding under such facility and, with respect to the asset-backed notes, give the holders of such notes the right to foreclose on the Candie’s, Bongo, Joe Boxer, Rampage, Mudd and London Fog trademarks and other related intellectual property assets securing such notes.

Our business is dependent on continued market acceptance of our brands and the products of our licensees bearing these brands.

Although most of our licensees guarantee minimum net sales and minimum royalties to us, a failure of our brands or of products bearing our brands to achieve or maintain market acceptance could cause a reduction of our licensing revenues, and could further cause existing licensees not to renew their agreements. Such failure could also cause the devaluation of our trademarks, which are our primary assets, making it more difficult for us to renew our current licenses upon their expiration or enter into new or additional licenses for our trademarks. In addition, if such devaluation of our trademarks were to occur, a material impairment in the carrying value of one or more of our trademarks could also occur and be charged as an expense to our operating results. Continued market acceptance of our brands and our licensees’ products, as well as market acceptance of any future products bearing our brands, is subject to a high degree of uncertainty, made more so by constantly changing consumer tastes and preferences. Maintaining market acceptance of our licensees’ products and creating market acceptance of new products and categories of products bearing our marks will require our continuing and substantial marketing efforts, which may, from time to time, also include our expenditure of significant additional funds to keep pace with changing consumer demands. Additional marketing efforts and expenditures may not, however, result in either increased market acceptance of, or additional licenses for, our trademarks or increased market acceptance, or sales, of our licensees’ products. Furthermore, while we believe that we currently maintain sufficient control over the products our licensees’ produce under our brand names through the provision of trend direction and our right to preview and approve a majority of such products, including their presentation and packaging, we do not actually design or manufacture products bearing our marks and therefore have more limited control over such products’ quality and design than a traditional product manufacturer might have.

Our existing and future debt obligations could impair our liquidity and financial condition, and in the event we are unable to meet our debt obligations we could lose title to our trademarks.

As of December 31, 2008, we had consolidated debt of approximately $668.0 million, including secured debt of $372.4 million ($255.3 million under our term loan facility and $117.1 million under asset-backed notes issued by our subsidiary, IP Holdings), primarily all of which was incurred in connection with our acquisition activities. We may also assume or incur additional debt, including secured debt, in the future in connection with, or to fund, future acquisitions. Our debt obligations:

•	could impair our liquidity;

•	could make it more difficult for us to satisfy our other obligations;

•
require us to dedicate a substantial portion of our cash flow to payments on our debt obligations, which reduces the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

•	could impede us from obtaining additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes;

•	impose restrictions on us with respect to the use of our available cash, including in connection with future acquisitions;

•	make us more vulnerable in the event of a downturn in our business prospects and could limit our flexibility to plan for, or react to, changes in our licensing markets; and

•	place us at a competitive disadvantage when compared to our competitors who have less debt.

While we believe that by virtue of the guaranteed minimum royalty payments due to us under our licenses we will generate sufficient revenues from our licensing operations to satisfy our obligations for the foreseeable future, in the event that we were to fail in the future to make any required payment under agreements governing our indebtedness or fail to comply with the financial and operating covenants contained in those agreements, we would be in default regarding that indebtedness. A debt default could significantly diminish the market value and marketability of our common stock and could result in the acceleration of the payment obligations under all or a portion of our consolidated indebtedness. In the case of our term loan facility, it would enable the lenders to foreclose on the assets securing such debt, including the Ocean Pacific/OP, Danskin, Rocawear, Starter, Mossimo and Waverly trademarks, as well as the trademarks acquired by us in connection with the Official-Pillowtex acquisition, and, in the case of the asset-backed notes, it would enable the holders of such notes to foreclose on the assets securing such notes, including the Candie’s, Bongo, Joe Boxer, Rampage, Mudd and London Fog trademarks.

We have experienced rapid growth in recent years. If we fail to manage this or any future growth, our business and operating results could be harmed.

Our business has grown dramatically over the past several years. For example, our revenue increased from $80.7 million for the year ended December 31, 2006 to $216.8 million for the year ended December 31, 2008. Our growth has largely resulted from our acquisition of new brands of various sizes. Since October 2004, we acquired 15 of the 17 iconic brands we currently own and increased our total number of licenses from approximately 18 to approximately 200. Furthermore, we continue to evaluate and pursue appropriate acquisition opportunities to the extent that we believe that such opportunities would be in the best interests of our company and our stockholders.

This significant growth has placed considerable demands on our management and other resources and continued growth could place additional demands on such resources. Our ability to compete effectively and to manage future growth, if any, will depend on the sufficiency and adequacy of our current resources and infrastructure and our ability to continue to identify, attract and retain personnel to manage our brands. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our operations and properly oversee our brands. The failure to support our operations effectively and properly oversee our brands could cause harm to our brands and have a material adverse effect on our business, financial condition and results of operations. In addition, we may be unable to leverage our core competencies in managing apparel brands to managing brands in new product categories.

Also, there can be no assurance that we will be able to sustain our recent growth. Our growth may be limited by a number of factors including increased competition for retail license and brand acquisitions, insufficient capitalization for future acquisitions and the lack of attractive acquisition targets, each as described further below. In addition, as we continue to grow larger, we will likely need to make additional and larger acquisitions to continue to grow at our current pace.

If we are unable to identify and successfully acquire additional trademarks, our growth may be limited, and, even if additional trademarks are acquired, we may not realize anticipated benefits due to integration or licensing difficulties.

A key component of our growth strategy is the acquisition of additional trademarks. Historically, we have been involved in numerous acquisitions of varying sizes and we continue to explore new acquisitions. However, as our competitors continue to pursue our brand management model, acquisitions may become more expensive and suitable acquisition candidates could become more difficult to find. In addition, even if we successfully acquire additional trademarks, we may not be able to achieve or maintain profitability levels that justify our investment in, or realize planned benefits with respect to, those additional brands. Although we seek to temper our acquisition risks by following acquisition guidelines relating to the existing strength of the brand, its diversification benefits to us, its potential licensing scale and the projected rate of return on our investment, acquisitions, whether they be of additional intellectual property assets or of the companies that own them, entail numerous risks, any of which could detrimentally affect our results of operations and/or the value of our equity. These risks include, among others:

•	unanticipated costs;

•	negative effects on reported results of operations from acquisition related charges and amortization of acquired intangibles;

•	diversion of management’s attention from other business concerns;

•	the challenges of maintaining focus on, and continuing to execute, core strategies and business plans as our brand and license portfolio grows and becomes more diversified;

•	adverse effects on existing licensing relationships;

•
potential difficulties associated with the retention of key employees, and the assimilation of any other employees, that may be retained by us in connection with or as a result of our acquisitions; and

•
risks of entering new domestic and international markets (whether it be with respect to new licensed product categories or new licensed product distribution channels) or markets in which we have limited prior experience.

Acquiring additional trademarks could also have a significant effect on our financial position and could cause substantial fluctuations in our quarterly and yearly operating results. Acquisitions could result in the recording of significant goodwill and intangible assets on our financial statements, the amortization or impairment of which would reduce our reported earnings in subsequent years. No assurance can be given with respect to the timing, likelihood or financial or business effect of any possible transaction. Moreover, as discussed below, our ability to grow through the acquisition of additional trademarks will also depend on the availability of capital to complete the necessary acquisition arrangements. In the event that we are unable to obtain debt financing on acceptable terms for a particular acquisition, we may elect to pursue the acquisition through the issuance by us of shares of our common stock (and in certain cases, convertible securities) as equity consideration which could dilute our common stock because it could reduce our earnings per share, and any such dilution could reduce the market price of our common stock unless and until we were able to achieve revenue growth or cost savings and other business economies sufficient to offset the effect of such an issuance. As a result, there is no guarantee that our stockholders will achieve greater returns as a result of any future acquisitions we complete.

We may require additional capital to finance the acquisition of additional brands and our inability to raise such capital on beneficial terms or at all could restrict our growth.

We may, in the future, require additional capital to help fund all or part of potential acquisitions. If, at the time required, we do not have sufficient cash to finance those additional capital needs, we will need to raise additional funds through equity and/or debt financing. We cannot guarantee that, if and when needed, additional financing will be available to us on acceptable terms or at all. If additional capital is needed and is either unavailable or cost prohibitive, our growth may be limited as we may need to change our business strategy to slow the rate of, or eliminate, our expansion plans. In addition, any additional financing we undertake could impose additional covenants upon us that restrict our operating flexibility, and, if we issue equity securities to raise capital, our existing stockholders may experience dilution or the new securities may have rights senior to those of our common stock.

Because of the intense competition within our licensees’ markets and the strength of some of their competitors, we and our licensees may not be able to continue to compete successfully.

Currently, most of our trademark licenses are for products in the apparel, fashion accessories, footwear, beauty and fragrance, and home products and decor industries, in which our licensees face intense competition, including from our other brands and licensees. In general, competitive factors include quality, price, style, name recognition and service. In addition, various fads and the limited availability of shelf space could affect competition for our licensees’ products. Many of our licensees’ competitors have greater financial, distribution, marketing and other resources than our licensees and have achieved significant name recognition for their brand names. Our licensees may be unable to successfully compete in the markets for their products, and we may not be able to continue to compete successfully with respect to our licensing arrangements.

If our competition for retail licenses and brand acquisitions increases, our growth plans could be slowed.

We may face increasing competition in the future for retail licenses as other companies owning established brands may decide to enter into licensing arrangements with retailers similar to the ones we currently have in place. Furthermore, our current or potential direct-to-retail licensees may decide to develop or purchase brands rather than maintain or enter into license agreements with us. We also compete with traditional apparel and consumer brand companies, other brand management companies and private equity groups for brand acquisitions. If our competition for retail licenses and brand acquisitions increases, it may take us longer to procure additional retail licenses and/or acquire additional brands, which could slow down our growth rate.

Our licensees are subject to risks and uncertainties of foreign manufacturing that could interrupt their operations or increase their operating costs, thereby affecting their ability to deliver goods to the market, reduce or delay their sales and decrease our potential royalty revenues.

Substantially all of the products sold by our licensees are manufactured overseas. There are substantial risks associated with foreign manufacturing, including changes in laws relating to quotas, and the payment of tariffs and duties, fluctuations in foreign currency exchange rates, shipping delays and international political, regulatory and economic developments. Any of these risks could increase our licensees’ operating costs. Our licensees also import finished products and assume all risk of loss and damage with respect to these goods once they are shipped by their suppliers. If these goods are destroyed or damaged during shipment, the revenues of our licensees, and thus our royalty revenues over and above the guaranteed minimums, could be reduced as a result of our licensees’ inability to deliver or their delay in delivering their products.

Our failure to protect our proprietary rights could compromise our competitive position and decrease the value of our brands.

We own, through our wholly-owned subsidiaries, U.S. federal trademark registrations and foreign trademark registrations for our brands that are vital to the success and further growth of our business and which we believe have significant value. We monitor on an ongoing basis unauthorized filings of our trademarks and imitations thereof, and rely primarily upon a combination of trademarks, copyrights and contractual restrictions to protect and enforce our intellectual property rights domestically and internationally. We believe that such measures afford only limited protection and, accordingly, there can be no assurance that the actions taken by us to establish, protect and enforce our trademarks and other proprietary rights will prevent infringement of our intellectual property rights by others, or prevent the loss of licensing revenue or other damages caused therefrom.

For instance, despite our efforts to protect and enforce our intellectual property rights, unauthorized parties may attempt to copy aspects of our intellectual property, which could harm the reputation of our brands, decrease their value and/or cause a decline in our licensees’ sales and thus our revenues. Further, we and our licensees may not be able to detect infringement of our intellectual property rights quickly or at all, and at times we or our licensees may not be successful combating counterfeit, infringing or knockoff products, thereby damaging our competitive position. In addition, we depend upon the laws of the countries where our licensees’ products are sold to protect our intellectual property. Intellectual property rights may be unavailable or limited in some countries because standards of registerability vary internationally. Consequently, in certain foreign jurisdictions, we have elected or may elect not to apply for trademark registrations. While we generally apply for trademarks in most countries where we license or intend to license our trademarks, we may not accurately predict all of the countries where trademark protection will ultimately be desirable. If we fail to timely file a trademark application in any such country, we may be precluded from obtaining a trademark registration in such country at a later date. Failure to adequately pursue and enforce our trademark rights could damage our brands, enable others to compete with our brands and impair our ability to compete effectively.  Further, the rights to our brands in Latin America and Greater China are controlled primarily through our joint ventures in these regions and while we believe that our partnerships in these areas will enable us to better protect our trademarks in countries covered by the ventures, we do not control either joint venture company and thus most decisions relating to the use and enforcement of the marks in these countries will be subject to the approval of our local partners.

In addition, in the future, we may be required to assert infringement claims against third parties, and there can be no assurance that one or more parties will not assert infringement claims against us. Any resulting litigation or proceeding could result in significant expense to us and divert the efforts of our management personnel, whether or not such litigation or proceeding is determined in our favor. In addition, to the extent that any of our trademarks were ever deemed to violate the proprietary rights of others in any litigation or proceeding or as a result of any claim, we may be prevented from using them, which could cause a termination of our licensing arrangements, and thus our revenue stream, with respect to those trademarks. Litigation could also result in a judgment or monetary damages being levied against us.

A substantial portion of our licensing revenue is concentrated with a limited number of licensees such that the loss of any of such licensees could decrease our revenue and impair our cash flows.

Our licensees Target Corporation or Target, Kohl's Department Stores, Inc. or Kohl’s, Kmart Corporation or Kmart and Wal-Mart Stores, Inc. or Wal-Mart were our four largest direct-to-retail licensees during fiscal 2008, representing approximately 11%, 6%, 5% and 3%, respectively, of our total revenue for such period, while Li & Fung USA was our largest wholesale licensee, representing approximately 11% of our total revenue for such period. Our license agreement with Target for the Mossimo trademark grants it the exclusive U.S. license for substantially all Mossimo-branded products for a term expiring in January 2012; our second license agreement with Target for the Fieldcrest mark grants it the exclusive U.S. license for substantially all Fieldcrest-branded products for an initial term expiring in July 2010; and our third license agreement with Target grants it the exclusive U.S. license for Waverly Home for a broad range of Waverly Home-branded products for a term expiring in January 2011.  Our license agreement with Kohl's grants it the exclusive U.S. license with respect to the Candie's trademark for a wide variety of product categories for a term expiring in January 2011.  Our license agreement with Kmart grants it the exclusive U.S. license with respect to the Joe Boxer trademark for a wide variety of product categories for a term expiring in December 2010.  Our license agreement with Wal-Mart for the Ocean Pacific and OP trademarks grants it the exclusive license in the U.S., China, India and Brazil for substantially all Ocean Pacific/OP-branded products for an term expiring June 30, 2011; our second license agreement with Wal-Mart for the Danskin Now trademark grants it the exclusive license in the U.S. Canada, Argentina, and Central America for substantially all Danskin Now-branded products for an initial term expiring December 2010; and, our third license agreement with Wal-Mart for the Starter trademark grants it the exclusive license in the U.S., Canada and Mexico for substantially all Starter-branded products for an initial term expiring December 2013. Our license agreements with Li & Fung USA grant it the exclusive worldwide license with respect to our Royal Velvet trademarks for a variety of products sold exclusively at Bed Bath & Beyond in the U.S., and the exclusive license (outside of the U.S. and Canada) for the Cannon trademark for a variety of products. The term for each of these licenses with Li & Fung USA expires on December 31, 2013. Because we are dependent on these licensees for a significant portion of our licensing revenue, if any of them were to have financial difficulties affecting its ability to make guaranteed payments, or if any of these licensees decides not to renew or extend its existing agreement with us, our revenue and cash flows could be reduced substantially. For example, as of September 2006, Kmart had not approached the sales levels of Joe Boxer products needed to trigger royalty payments in excess of its guaranteed minimums since 2004, and, as a result, when we entered into the current license agreement with Kmart in September 2006 expanding its scope to include Sears stores and extending its term from December 2007 to December 2010, we agreed to reduce the guaranteed annual royalty minimums by approximately half, as a result of which our revenues from this license were substantially reduced.

We are dependent upon our chief executive officer and other key executives. If we lose the services of these individuals we may not be able to fully implement our business plan and future growth strategy, which would harm our business and prospects.

Our success as a marketer and licensor of intellectual property is largely due to the efforts of Neil Cole, our president, chief executive officer and chairman. Our continued success is largely dependent upon his continued efforts and those of the other key executives he has assembled. Although we have entered into an employment agreement with Mr. Cole, expiring on December 31, 2012, as well as employment agreements with other of our key executives, there is no guarantee that we will not lose their services. To the extent that any of their services become unavailable to us, we will be required to hire other qualified executives, and we may not be successful in finding or hiring adequate replacements. This could impede our ability to fully implement our business plan and future growth strategy, which would harm our business and prospects.

Our license agreement with Target could be terminated by Target in the event we were to lose the services of Mossimo Giannulli as our creative director with respect to Mossimo-branded products, thereby significantly devaluing the assets acquired by us in the Mossimo merger and decreasing our expected revenues and cash flows.

Target, the primary licensee of our Mossimo brand, has the right at its option to terminate its license agreement with us if the services of Mossimo Giannulli as creative director for Mossimo-branded products are no longer available to Target, upon his death or permanent disability or in the event a morals clause in the agreement relating to his future actions and behavior is breached. Although we have entered into an agreement with Mr. Giannulli in which he has agreed to continue to provide us with his creative director services, including those which could be required by Target under the Target license, for a term expiring on January 31, 2012, there can be no assurance that if his services are required by Target he will provide such services or that in the event we, and thus Target, were to lose the ability to draw on such services, Target would continue its license agreement with us. The loss of the Target license would significantly devalue the assets acquired by us in the Mossimo merger and decrease our expected revenues and cash flows until we were able to enter into one or more replacement licenses.

We have a material amount of goodwill and other intangible assets, including our trademarks, recorded on our balance sheet. As a result of changes in market conditions and declines in the estimated fair value of these assets, we may, in the future, be required to write down a portion of this goodwill and other intangible assets and such write-down would, as applicable, either decrease our net income or increase our net loss.

As of December 31, 2008, goodwill represented approximately $144.7 million, or approximately 10% of our total assets, and trademarks and other intangible assets represented approximately $1,060.5 million, or approximately 75% of our total assets. Under Statement of Financial Accounting Standards (“SFAS”) No. 142, goodwill and indefinite life intangible assets, including some of our trademarks, are no longer amortized, but instead are subject to impairment evaluation based on related estimated fair values, with such testing to be done at least annually. While, to date, no impairment write-downs have been necessary, any write-down of goodwill or intangible assets resulting from future periodic evaluations would, as applicable, either decrease our net income or increase our net loss, and those decreases or increases could be material.

We may not be able to pay the cash portion of the conversion price upon any conversion of the $287.5 million principal amount of our outstanding convertible senior subordinated notes, which would constitute an event of default with respect to such notes and could also constitute a default under the terms of our other debt.

We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the consideration that we will be required to pay when our 1.875% convertible senior subordinated notes become due in June 2012, herein referred to as our convertible notes. Upon conversion of the convertible notes, we will be required to pay to the holder of such notes a cash payment equal to the par value of the notes. This part of the payment must be made in cash, not in shares of our common stock. As a result, we will be required to pay a minimum of $287.5 million  in cash to holders of the convertible notes upon their conversion.

If we do not have sufficient cash on hand at the time of conversion, we may have to raise funds through debt or equity financing. Our ability to raise such financing will depend on prevailing market conditions. Further, we may not be able to raise such financing within the period required to satisfy our obligation to make timely payment upon any conversion. In addition, the terms of any current or future debt may prohibit us from making these cash payments or otherwise restrict our ability to make such payments and/or may restrict our ability to raise any such financing. In particular, the terms of our outstanding term loan facility restrict the amount of proceeds from collateral pledged to secure our obligations thereunder that may be used by us to make payments in cash under certain circumstances, including payments to the convertible notes holders upon conversion. A failure to pay the required cash consideration upon conversion would constitute an event of default under the indenture governing the convertible notes, which might constitute a default under the terms of our other debt.

Changes in the accounting method for business combinations will have an adverse impact on our reported or future financial results.

For the years ended December 31, 2008 and prior, in accordance with Statement of Financial Accounting Standard 141 “Business Combinations” all acquisition-related costs such as attorney’s fees and accountant’s fees, as well as contingent consideration to the seller, are capitalized as part of the purchase price.

In December 2007, the Financial Accounting Standards Board issued SFAS No. 141 (revised 2007), “Business Combinations”, which requires an acquirer to do the following: expense acquisition related costs as incurred; record contingent consideration at fair value at the acquisition date with subsequent changes in fair value to be recognized in the income statement; and recognize any adjustments to the purchase price allocation as a period cost in the income statement. This statement applies prospectively to business combinations for which the acquisition date is on or after beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited. At the date of adoption, this statement is expected to have a material impact on our results of operations and our financial position due to our acquisition strategy.

Changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results.

Our future effective tax rates could be adversely affected by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws or interpretations thereof. In addition, we are subject to the continuous examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of recovering the amount of deferred tax assets recorded on the balance sheet and the likelihood of adverse outcomes resulting from examinations by various taxing authorities in order to determine the adequacy of our provision for income taxes. We cannot guarantee that the outcomes of these evaluations and continuous examinations will not harm our reported operating results and financial conditions.

The market price of our common stock has been, and may continue to be, volatile, which could reduce the market price of our common stock.

The publicly traded shares of our common stock have experienced, and may continue to experience, significant price and volume fluctuations. This market volatility could reduce the market price of our common stock, regardless of our operating performance. In addition, the trading price of our common stock could change significantly over short periods of time in response to actual or anticipated variations in our quarterly operating results, announcements by us, our licensees or our respective competitors, factors affecting our licensees’ markets generally and/or changes in national or regional economic conditions, making it more difficult for shares of our common stock to be sold at a favorable price or at all. The market price of our common stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in the trademark licensing business or companies in the industries in which our licensees compete.

Convertible note hedge and warrant transactions that we have entered into may affect the value of our common stock.

In connection with the initial sale of our convertible notes, we entered into convertible note hedges with affiliates of Merrill Lynch and Lehman Brothers, herein referred to as the counterparties, which hedging transactions are expected, but are not guaranteed, to eliminate the potential dilution upon conversion of the convertible notes. At the same time, we entered into sold warrant transactions with the hedge counterparties. In connection with such transactions, the hedge counterparties entered into various over-the-counter derivative transactions with respect to our common stock and purchased our common stock; and they may enter into or unwind various over-the-counter derivatives and/or purchase or sell our common stock in secondary market transactions in the future.

Such activities could have the effect of increasing, or preventing a decline in, the price of our common stock. Such effect is expected to be greater in the event we elect to settle converted notes entirely in cash. The hedge counterparties are likely to modify their hedge positions from time to time prior to conversion or maturity of the convertible notes or termination of the transactions by purchasing and selling shares of our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging modification may occur during any conversion reference period for a conversion of notes. In addition, we intend to exercise options we hold under the convertible note hedge transactions whenever notes are converted and we have elected, with respect to such conversion, to pay a portion of the consideration then due by us to the note holder in shares of our common stock. In order to unwind their hedge positions with respect to those exercised options, the hedge counterparties will likely sell shares of our common stock in secondary market transactions or unwind various over-the-counter derivative transactions with respect to our common stock during the conversion reference period for the converted notes.

The effect, if any, of any of these transactions and activities on the trading price of our common stock will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock. Also, the sold warrant transaction could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants.

On September 15, 2008 and October 3, 2008, respectively, Lehman Holdings and Lehman OTC, filed for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in the Southern District of New York.  We currently believe, although there can be no assurance, that the bankruptcy filings and their potential impact on these entities will not have a material adverse effect on our financial position, results of operations or cash flows. We will continue to monitor the bankruptcy filings of Lehman Holdings and Lehman OTC.

Future sales of our common stock may cause the prevailing market price of our shares to decrease.

We have issued a substantial number of shares of common stock that are eligible for resale under Rule 144 of the Securities Act of 1933, as amended, or Securities Act, and that may become freely tradable. We have also already registered a substantial number of shares of common stock that are issuable upon the exercise of options and warrants and have registered for resale a substantial number of restricted shares of common stock issued in connection with our acquisitions. If the holders of our options and warrants choose to exercise their purchase rights and sell the underlying shares of common stock in the public market, or if holders of currently restricted shares of our common stock choose to sell such shares in the public market under Rule 144 or otherwise, the prevailing market price for our common stock may decline. The sale of shares issued upon the exercise of our derivative securities could also further dilute the holdings of our then existing stockholders, including holders of the notes that receive shares of our common stock upon conversion of their notes. In addition, future public sales of shares of our common stock could impair our ability to raise capital by offering equity securities.

Provisions in our charter and in our share purchase rights plan and Delaware law could make it more difficult for a third party to acquire us, discourage a takeover and adversely affect our stockholders.

Certain provisions of our certificate of incorporation and our share purchase rights plan, either alone or in combination with each other, could have the effect of making more difficult, delaying or deterring unsolicited attempts by others to obtain control of our company, even when these attempts may be in the best interests of our stockholders. Our certificate of incorporation currently authorizes 150,000,000 shares of common stock to be issued. Based on our outstanding capitalization at December 31, 2008, and assuming the exercise of all outstanding options and warrants and the issuance of the maximum number of shares of common stock issuable upon conversion of all of our outstanding convertible notes, there are still a substantial number of shares of common stock available for issuance by our board of directors without stockholder approval. Our certificate of incorporation also authorizes our board of directors, without stockholder approval, to issue up to 5,000,000 shares of preferred stock, in one or more series, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of our common stock, none of which has been issued to date. Furthermore, under our share purchase rights plan, often referred to as a “poison pill,” if anyone acquires 15% or more of our outstanding shares, all of our stockholders (other than the acquirer) have the right to purchase additional shares of our common stock for a fixed price. We are also subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a business combination with a 15% or greater stockholder for a period of three years from the date it acquired that status unless appropriate board or stockholder approvals are obtained.

These provisions could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market price. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

Due to the recent downturn in the market, certain of the marketable securities we own may take longer to auction than initially anticipated, if at all.

Marketable securities consist of auction rate securities. From the third quarter of 2007 to the present, our balance of auction rate securities failed to auction due to sell orders exceeding buy orders. These funds will not be available to us until a successful auction occurs or a buyer is found outside the auction process. As a result, $13.0 million of auction rate securities have been written down to approximately $7.5 million, based on our analysis, as an unrealized pre-tax loss to reflect a temporary decrease in fair value, reflected as an accumulated other comprehensive loss of $5.5 million in the stockholders’ equity section of our consolidated balance sheet. We estimated the fair value of our auction rate securities using a discounted cash flow model where we used the expected rate of interest to be received.  We believe this decrease in fair value is temporary due to general macroeconomic market conditions, and interest is being paid in full as scheduled.  Further, we have the ability to hold the securities until an anticipated full redemption, and we have no reason to believe that any of the underlying issuers of these auction rate securities or its third-party insurers are presently at risk of default.  However, there are no assurances that a successful auction will occur, or that we can find a buyer outside the auction process.

A decline in general economic conditions resulting in a decrease in consumer-spending levels and an inability to access capital may adversely affect our business.

Many economic factors beyond our control may impact our forecasts and actual performance. These factors include consumer confidence, consumer spending levels, employment levels, availability of consumer credit, recession, deflation, inflation, a general slowdown of the U.S. economy or an uncertain economic outlook. Furthermore, changes in the credit and capital markets, including market disruptions, limited liquidity and interest rate fluctuations, may increase the cost of financing or restrict our access to potential sources of capital for future acquisitions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by any selling stockholder named in this prospectus.

We have agreed to pay certain expenses in connection with the registration of the shares being offered by the selling stockholder.

SELLING STOCKHOLDER

The following table sets forth certain information regarding the selling stockholder, based on information provided to us by the selling stockholder.  Percentage ownership of common stock after the offering assumes the sale of all of the shares being offered by the selling stockholder pursuant to this prospectus.

	Number of Shares				Common Stock Beneficially Owned After the
	of Common Stock				Offering
Selling Stockholder (1)	Beneficially Owned Prior to the Offering		Shares Being Offered		Number of Shares	Percent of Outstanding Shares

Triumph Apparel Corporation	707,547	(2)	707,547	(3)	0	0
_____________________

(1)
We issued the shares to the selling stockholder pursuant to an agreement dated April 8, 2009 between us, our subsidiary, Studio IP Holdings LLC, Triumph Apparel Corporation (“Triumph”) and Danskin Now, Inc. (the “Agreement”) relating to our March 2007 acquisition of certain of the assets and rights related to the business of licensing and brand managing the Danskin® names, brands, trademarks, intellectual property and related names worldwide (the “Danskin Assets”). The shares were issued as payment of additional consideration relating to the achievement of revenue and performance targets involving the licensing of the Danskin Assets.

(2)
The 707,547 shares being offered hereby have been pledged by Triumph to Wells Fargo Trade Capital Services, Inc. (“WFTCS”). Mr. Kenneth S. Lazar, the Chief Executive Officer of Triumph Apparel Corporation, has voting and/or investment control over the shares.

PLAN OF DISTRIBUTION

Pursuant to the Agreement, the selling stockholder has agreed to sell the shares being offered hereby in open market transactions. The selling stockholder has also agreed to sell no more than 25% of the aggregate number of shares being offered hereby in any calendar week and no more than 10% of the aggregate shares being offered hereby on any one trading day.  The selling stockholder has entered into an agreement with Wells Fargo Brokerage Services (“WFBS”) to sell up to a maximum of $8,500,000 of the shares for a fee of $0.05 per share and certain fees imposed under Section 31 of the Securities Exchange Act of 1934 (the “Exchange Act”).

All costs, expenses and fees in connection with the registration of the shares offered by this prospectus other than those of any counsel for the selling stockholder, shall be borne by us. Brokerage costs, if any, attributable to the sale of the selling stockholder’s shares will be borne by the selling stockholder, other than the costs imposed by WFBS described above, which  will be paid by us..

The shares may be sold on behalf of the selling stockholder by WFBS by one or more of the following methods:

block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction;

purchases by a broker or dealer as principal and resale by such broker dealer for its account;

over-the counter distribution in accordance with the rules of the Nasdaq Stock Market;

ordinary brokerage transactions and transactions in which the broker solicits purchasers;

a combination of any such methods of sale; and

any other method of open market transactions permitted pursuant to applicable law.

In addition to the foregoing, the Agreement provides that any sales that may be made in privately negotiated transactions shall be at a per share price not less than the average closing sales prices for the common stock for the ten trading days immediately preceding the date of such private sales.  Moreover, the Agreement could be modified in the future to allow sales to be made through brokers or dealers or otherwise:

through the writing of put or call options on the shares or other hedging transactions (including the issuance of derivative securities), whether the options or other derivative securities are listed on an option or other exchange or otherwise; and

in privately negotiated transactions at prices other than currently allowed under the Agreement.

The open market sales of the shares being offered hereby contemplated by the Agreement are expected to be made at market prices prevailing at the time of sale. However, if  any future sales are made by selling stockholder in privately negotiated transactions or otherwise, it is possible that such shares may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these market prices or at negotiated prices.

Except as set forth in the Agreement, the selling stockholder will not be restricted as to the price or prices at which the selling stockholder may sell its shares.  Sales of shares by the selling stockholder may depress the market price of our common stock since the number of shares which may be sold by the selling stockholder may be relatively large compared to the historical average weekly trading of our common stock.  Accordingly, if the selling stockholder were to sell, or attempt to sell, all of such shares at once or during a short time period, we believe such a transaction could adversely affect the market price of our common stock.

In effecting sales, brokers and dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate in the sales as agents or principals.  Brokers or dealers may receive commissions or discounts from the selling stockholder or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated, which compensation as to a particular broker dealer might be in excess of customary commissions which are not expected to exceed those customary in the types of transactions involved.  Broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling stockholder.  Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions in the over-the counter market or otherwise;

at prices and on terms prevailing at the time of sale;

at prices  related to the then-current market price; or

in negotiated transactions.

These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above.  In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those shares commissions as described above.  A selling stockholder may also sell the shares in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.

A selling stockholder and any broker-dealers or agents that participate with a selling stockholder in sales of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

A selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Any selling stockholder of the shares being offered under this prospectus are subject to applicable provisions of the Exchange Act, and the SEC’s rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders.

In order to comply with certain states’ securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers.  In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Blank Rome LLP, New York, New York.

EXPERTS

The financial statements and schedule  of Iconix Brand Group, Inc. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2008  incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and we file reports, proxy statements  and other information with the SEC.

You may read and copy any of the reports, statements, or other information we file with the SEC at its Public Reference Section at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, the Nasdaq Stock Market maintains a Web site at http://www.nasdaq.com that contains reports, proxy statements and other information filed by us.

Our internet address is www.iconixbrand.com. We make available free of charge, on or through our web site, annual reports on form 10-K, quarterly reports on form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our web site is not part of this prospectus.

This prospectus constitutes a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and our securities we refer you to the registration statement and the accompanying exhibits and schedules. The registration statement may be inspected at the Public Reference Room maintained by the SEC at the address set forth in the first paragraph of this section. Statements contained in this prospectus regarding the contents of any contract or any other document filed as an exhibit are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them. This means that we may disclose important information to you by referring you to other documents filed separately with the SEC. The information we incorporate by reference into this prospectus is legally deemed to be a part of this prospectus, except for any information superseded by other information contained in, or incorporated by reference into, this prospectus. Our SEC file number for documents we file under the Exchange Act is 001-10593.

The following documents filed by us with the SEC are hereby incorporated by reference in this prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2008; and

•
the description of our common stock and our preferred share purchase rights contained in our registration statements on Form 8-A, filed with the SEC and all amendments or reports filed by us for the purpose of updating those descriptions.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the dates of filing of such reports and other documents; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for such copies should be directed to our corporate secretary, at the following address or by calling the following telephone number:

Iconix Brand Group, Inc.
1450 Broadway
New York, New York 10018
(212) 730-0030

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth fees and expenses payable by the registrant, other than underwriting discounts and commissions, in connection with the preparation of this registration statement and the issuance and distribution of the common stock being registered hereby.  All of the amounts shown are estimates.

SEC registration fees	$$456.40
Legal fees and expenses	$20,000.00
Accounting fees and expenses	$10,000.00
Miscellaneous expenses	$4,543.60
Total	$35.000.00
__________

Item 15.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL,  permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or

(4)	for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that all persons who we are empowered to indemnify pursuant to the provisions of Section 145 of the DGCL (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by us to the full extent permitted thereby.  The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Our by-laws provide that we shall indemnify to the fullest extent provided for or permitted by law each of our officers and/or directors involved in, or made or threatened to be made a party to, any action, suit, claim or proceeding, arbitration, alternative dispute resolution mechanism, investigation, administrative or legislative hearing or any other actual, threatened, pending or completed proceeding, whether civil or criminal, or whether formal or informal, and including an action by or in the right of our company or any enterprise, and including appeals therein  by reason of the fact that such officer and/or director or such person’s testator or intestate (an “Indemnitee”) (i) is or was a director or officer of our company or (ii) while serving as a director or officer of our company, is or was serving, at our request, as a director, officer, or in any other capacity, of any other enterprise, against any and all judgments, fines, penalties, amounts paid in settlement, and expenses, including attorneys’ fees, actually and reasonably incurred as a result of or in connection with any proceeding, except as provided in Section 2(c) of Article VII of the by-laws. Section 2(c) of Article VII of the by-laws provides that no indemnification shall be made if a judgment or other final adjudication adverse to him or her establishes that such Indemnitee’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such Indemnitee personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.  In addition, Section 2(c) provides that no indemnification shall be made with respect to any proceeding initiated by any Indemnitee against our company, or a director or officer of our company, other than to enforce the terms of the indemnification provisions of the by-laws unless such proceeding was authorized by our Board. Further, no indemnification shall be made with respect to any settlement or compromise of any proceeding unless and until we have consented to such settlement or compromise.

Our certificate of incorporation also provides that no director shall be personally liable to our company or our stockholders for any monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to our company or stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

Our employment agreement with Mr. Neil Cole, our chief executive officer, provides that we shall indemnify him to the extent provided in our by-laws, Our employment agreements with Mr. Andrew Tarshis, our executive vice president and general counsel, and Mr. Warren Clamen, our executive vice president  and chief financial officer generally provide that we shall indemnify each of them for the consequences of all acts and decisions made by such person while performing services for us.  Mr. Cole’s employment agreement also requires that we cover him under our directors’ and officers’ liability insurance on the same basis as we cover our other senior executive officers and directors.

We have obtained an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

The indemnification provisions in our certificate of incorporation and by-laws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.  Exhibits

The following exhibits are filed herewith:

Number	Exhibit Title

5	Opinion of Blank Rome LLP.

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm of Iconix Brand Group, Inc.

23.2	Consent of Blank Rome LLP (included in Exhibit 5).

24	Power of Attorney (included on the signature page of the Registration Statement).

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimate maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(c)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)        That, for the purpose of determining liability under the Securities Act to any purchaser each prospectus required to be filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)        That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 27, 2009.

ICONIX BRAND GROUP, INC.

By:	/s/ Neil Cole
Neil Cole, Chairman of the Board, President and Chief Executive Officer
POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Neil Cole and Warren Clamen his true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Neil Cole	Chairman of the Board, Chief Executive Officer and	April 27, 2009
Neil Cole	Director (Principal Executive Officer)

/s/ Warren Clamen	Chief Financial Officer (Principal Financial and	April 27, 2009
Warren Clamen	Accounting Officer)

/s/ Drew Cohen	Director	April 27, 2009
Drew Cohen

/s/ F. Peter Cuneo	Director	April 27, 2009
F. Peter Cuneo

/s/ Barry Emanuel	Director	April 27, 2009
Barry Emanuel

/s/ Mark Friedman	Director	April 27, 2009
Mark Friedman

/s/ James A. Marcum	Director	April 27, 2009
James A. Marcum

/s/ Steven Mendelow	Director	April 27, 2009
Steven Mendelow

EXHIBIT INDEX

Number	Exhibit Title

5	Opinion of Blank Rome LLP.

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm of Iconix Brand Group, Inc.

23.2	Consent of Blank Rome LLP (included in Exhibit 5).

24	Power of Attorney (included on the signature page of the Registration Statement).